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                           CONFIDENTIALITY AGREEMENT

      In connection with our consideration of making an investment in Sage Laboratories, Inc. (the "Company"), the undersigned Filtronic Comtek, plc, a corporation organized under the laws of the United Kingdom ("Filtronic") will be furnished with information regarding the business, financial condition, marketing, operations and technical data of the Company. Filtronic will utilize this information only upon your explicit agreement and in connection with its evaluation of a possible investment in the Company and acknowledges that this information is confidential and that disclosure to any person or entity is restricted by the terms of this agreement.

      Filtronic and the Company hereby agree as follows:

1. All non-public information received by Filtronic from the Company with respect to the Company's business, including without limitation, the existence of this agreement and the fact that conversations may be taking place between the Company and Filtronic, shall be treated as confidential and shall not be utilized for advantage or disclosed by Filtronic. Such information will be furnished to Filtronic for the sole purpose of evaluating the investment. Access to confidential information will be limited to employees, officers and directors and professional representatives of Filtronic who will participate in a decision with regard to the investigation and evaluation of the Company.

2. Filtronic shall not disclose or make known to others that there are discussions regarding a possible investment.

3. Filtronic will not contact the Company's banker, employees, suppliers or others concerning the Company without written permission from the Company.

4. Filtronic will promptly advise the Company of any determination not to pursue an investment and shall thereupon, and in any event upon the Company's request, promptly deliver to the Company all information furnished to Filtronic in a tangible format without retaining copies thereof.

5. Confidential information that is the subject of this agreement shall not include information which (1) is or generally becomes available to the public other than as a result of a disclosure by the party receiving such information pursuant to a non-disclosure obligation hereunder, (2) was available on a non-confidential basis prior to its disclosure as can be shown by competent proof, or (3) becomes available on a non-confidential basis from another source, as can be shown by competent proof, and provided that such source is not bound by a confidentiality agreement with either party hereto.

6. This agreement shall take effect as a sealed instrument and shall be binding upon the parties and their successors and assigns. This agreement shall be governed by the substantive laws of the Commonwealth of Massachusetts.

Dated: February 12, 1998                  FILTRONIC COMTEK plc.


                                          By: /s/ Christopher Schofield
                                              ----------------------------------


                                          SAGE LABORATORIES, INC.


                                          By: /s/ Carl A. Marguerite
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